EXHIBIT 99

EMC Insurance Group Inc. Increases
Quarterly Cash Dividend

DES MOINES, Iowa (August 27, 2015) - EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) (the “Company”) today announced that its board of directors declared a quarterly cash dividend of $0.17 per share of common stock payable September 15, 2015 to stockholders of record as of September 8, 2015. The $0.17 per share quarterly dividend represents a 2.0 percent increase over the previous dividend, which equated to a split-adjusted dividend of $0.1667 per share. “Operating results for the first half of the year improved in both segments compared to the prior year,” stated President and Chief Executive Officer Bruce G. Kelley. “This improvement, coupled with our strong balance sheet, provided an opportunity to increase the dividend from a fractional amount. The Company also anticipates conducting a dividend analysis in the fourth quarter, consistent with past practice.”

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.